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                           [HOUSEHOLD LETTERHEAD]




                                                                     EXHIBIT 5.1
November 12, 1996



Household Revolving Home Equity
  Loan Trust 1996-2
HFC Revolving Corporation
2700 Sanders Road
Prospect Heights, Illinois  60070


Ladies and Gentlemen:

I am the Vice President-Corporate Law of Household International, Inc., indirectly the owner of all of the issued and outstanding common stock of HFC Revolving Corporation, a Delaware corporation ("Seller"). I refer to Registration Statement Nos. 333-12483 and 12483-01 on Form S-11 (the "Registration Statement") filed on September 20, 1996 with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"), pertaining to the Certificates (as herein defined). Terms used herein that are not defined herein shall have the meanings ascribed thereto in the Registration Statement.

The Registration Statement relates to a financing program which involves the initial transfer by the Seller, to Household Revolving Home Equity Loan Trust 1996-2, an independent trust (the "Trust") of approximately $796.3 million aggregate principal amount of home equity revolving credit line loans (the "Initial Mortgage Loans") purchased by the Seller from the Subservicers and secured by mortgages on residential properties, in exchange for $776,373,000 principal amount of Household Revolving Home Equity Loan Certificates, Series 1996-2 (the "Certificates"). During the Funding Period it is anticipated that the Trust will acquire Subsequent Funding Mortgage Loans, which together with the Initial Mortgage Loans and any additional principal balances generated thereunder, including any substitutions thereof, are referred to as the "Mortgage Loans". The Certificates will represent undivided interests in the Trust Balances of all of such Mortgage Loans. The Trust will be created pursuant to a Pooling and Servicing Agreement
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Household Revolving Home Equity
  Loan Trust 1996-2
HFC Revolving Corporation
November 12, 1996
Page 2



to be dated as of November 1, 1996 (the "Pooling and Servicing Agreement") among the Seller, Household Finance Corporation ("HFC"), as Master Servicer, and The First National Bank of Chicago, as Trustee, in substantially the form filed as an Exhibit to the Registration Statement. Pursuant to a Certificate Guaranty Insurance Policy ("Policy") issued pursuant to an Insurance and Reimbursement Agreement to be dated as of November 1, 1996 (the "Insurance Agreement") among the Seller, HFC, individually and as Master Servicer, and Capital Markets Assurance Corporation (the "Certificate Insurer"), the Certificate Insurer will be obligated to remit to the holders of the Certificates on each Distribution Date the Deficiency Amount, if any, as defined in the Policy.

I am familiar with the proceedings to date with respect to the proposed offering and sale to the public of the Certificates and have examined such records, documents and matters of law and satisfied myself as to such matters of fact as I have considered relevant for the purposes of this opinion.

Based on the foregoing, it is my opinion that when:

                 1) the Registration Statement shall become effective under the Act,

                 2) the Pooling and Servicing Agreement shall be duly executed and delivered by the parties thereto,

                 3) the Insurance Agreement shall be duly executed and delivered by the parties thereto,

                 4) the Certificates shall have been duly issued and delivered by the Trustee in accordance with the Pooling and Servicing Agreement and delivered by the Seller in accordance with the Underwriting Agreement among HFC, the Seller and the Underwriters named therein (the "Underwriting Agreement") or otherwise, and

                 5) the Seller shall have received the agreed purchase price for the Certificates in accordance with the Underwriting Agreement or otherwise,

the Certificates will be fully paid and non-assessable, validly issued and outstanding and will be entitled to the benefits of the Pooling and Servicing Agreement.
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Household Revolving Home Equity
  Loan Trust 1996-2
HFC Revolving Corporation
November 12, 1996
Page 3




I do not find it necessary for the purposes of this opinion, and accordingly do not purport to cover herein, the application of the "Blue Sky" or securities laws of the various states to sales of the Certificates.

I hereby consent to the use of this opinion as an exhibit to the above-mentioned Registration Statement and to the references to me in such Registration Statement. In giving said consent I do not admit that I am in the category of persons where consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,


John W. Blenke
John W. Blenke


JWB:cjl